Exhibit 3.2

Doorlopende tekst van de statuten van de besloten vennootschap met beperkte aansprakelijkheid: New Skies Satellites B.V., statutair gevestigd te Amsterdam, na partiële statutenwijziging bij akte op 1 oktober 2004 verleden voor Mr W.H. Bossenbroek, notaris te Amsterdam.

Ministeriële verklaring van geen bezwaar d.d. 24 september 2004, nummer B.V.: 615.954.

STATUTEN:

Naam. Zetel.

Artikel 1.

De vennootschap draagt de naam: New Skies Satellites B.V.

Zij is gevestigd te Amsterdam.

Doel.

Artikel 2.

De vennootschap heeft ten doel:

a.                                       het zich bezig houden met de planning, ontwikkeling, opbouw, eigendom en exploitatie van een wereldwijd satellietcommunicatiesysteem; overeenkomsten aan te gaan voor de ontwikkeling, bouw en exploitatie van ruimtevaartuigen, lanceerapparatuur en satelietcontrolecentra, het verkrijgen van de nodige materiele faciliteiten, uitrusting en apparatuur voor haar operaties; het verstrekken van diensten aan INTELSAT in overeenstemming met de Ensured Capacity Rights Agreement tussen INTELSAT en de vennootschap en alle opvolgende overeenkomsten of verwante overeenkomsten, het deelnemen in verschillende segmenten van de omroep-, telecommunicatie- en informatiedienstenmarkten, het verstrekken van multimediadiensten per satelliet, de marketing danwel het organiseren van de marketing van alle diensten die verstrekt; het verrichten van onderzoek en ontwikkeling in verband hiermee;

b.                                      het oprichten van, het op enigerlei wijze deelnemen in, het op andere wijze een belang nemen in, het besturen van en het toezicht houden op, het verstrekken van adviezen en het verlenen van diensten aan andere vennootschappen en ondernemingen, van welke aard ook;

c.                                       het verstrekken van periodieke uitkeringen;

d.                                      het financieren van ondernemingen en vennootschappen;

e.                                       het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van notes, obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

f.                                         het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap en het op enigerlei andere wijze stellen van zekerheid ten behoeve van ondernemingen en vennoot

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schappen waarmee de vennootschappen in een groep is verbonden en ten behoeve van derden;

g.                                      het voor eigen rekening of voor rekening van derden verkrijgen, vervreemden, bezwaren, exploiteren, huren, verhuren en op andere wijze in gebruik of genot verkrijgen en geven van registergoederen;

h.                                      het verhandelen van valuta, effecten en vermogenswaarden in het algemeen;

i.                                          het exploiteren en verhandelen van patenten, merkrechten, vergunningen, know-how en andere industriële dan wel intellectuele eigendomsrechten;

j.                                          het verrichten van alle soorten industriële, financiële en commerciële activiteiten, en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

Kapitaal en aandelen

Artikel 3.

3.1.                              Het maatschappelijk kapitaal van de vennootschap bedraagt eenennegentigduizend euro (EUR 91.000). Het is verdeeld in eenennegentigduizend (91.000) aandelen van een euro (EUR 1,—) elk.

3.2.                              De aandelen luiden op naam en zijn doorlopend genummerd van 1 af.

3.3.                              Er worden geen aandeelbewijzen uitgegeven.

3.4.                              De vennootschap mag leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal verstrekken tot ten hoogste het bedrag van haar uitkeerbare reserves. Een directiebesluit tot het verstrekken van een in de vorige zin bedoelde lening behoeft de goedkeuring van de algemene vergadering van aandeelhouders, hierna te noemen: de algemene vergadering De vennootschap houdt een niet uitkeerbare reserve aan tot het uitstaande bedrag van de in dit lid bedoelde leningen.

Uitgifte van aandelen.

Artikel 4.

4.1.                              De algemene vergadering besluit tot uitgifte van aandelen; de algemene vergadering stelt de koers en de verdere voorwaarden van uitgifte vast.

4.2.                              Uitgifte van aandelen geschiedt nimmer beneden pari.

4.3.                              Uitgifte van aandelen geschiedt bij notariële akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

4.4.                              Bij uitgifte van aandelen alsook bij het verlenen van rechten tot het nemen van aandelen heeft een aandeelhouder geen voorkeursrecht.

4.5.                              De vennootschap is niet bevoegd haar medewerking te verlenen aan de uitgifte van certificaten van aandelen.

Storting op aandelen.

Artikel 5.

5.1.                              Aandelen worden slechts tegen volstorting uitgegeven.

5.2.                              Storting moet in geld geschieden voor zover niet een andere inbreng is

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overeengekomen.

5.3.                              Storting in geld kan in vreemd geld geschieden indien de vennootschap daarin toestemt.

Verkrijging en vervreemding van eigen aandelen.

Artikel 6.

6.1.                              De directie kan met machtiging van de algemene vergadering de vennootschap een zodanig aantal volgestorte aandelen in haar eigen kapitaal onder bezwarende titel doen verkrijgen dat het nominale bedrag van de te verkrijgen en van de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen in haar kapitaal niet meer dan de helft van het geplaatste kapitaal bedraagt en onverminderd het daaromtrent overigens bepaalde in artikel 2:207 Burgerlijk Wetboek.

6.2.                              Ten aanzien van vervreemding door de vennootschap van door haar verkregen aandelen in haar eigen kapitaal is artikel 4 lid 1 van overeenkomstige toepassing. Een besluit tot vervreemding van zodanige aandelen omvat de goedkeuring als bedoeld in artikel 2:195 lid 4 Burgerlijk Wetboek.

Aandeelhoudersregister.

Artikel 7.

7.1.                              De directie houdt een aandeelhoudersregister overeenkomstig de daartoe door de wet gestelde eisen.

7.2.                              De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders.

Oproepingen en mededelingen

Artikel 8.

8.1                                 Oproepingen aan aandeelhouders geschieden bij al dan niet aangetekende brief, verzonden aan de adressen vermeld in het aandeelhoudersregister.

8.2.                              Mededelingen aan de directie geschieden bij al dan niet aangetekende brief, verzonden aan het kantoor van de vennootschap of aan de adressen van alle directeuren.

Wijze van levering van aandelen.

Artikel 9.

De levering van aandelen geschiedt bij notariële akte met inachtneming van het bepaalde in artikel 2:196 Burgerlijk Wetboek.

Blokkeringsregeling.

Artikel 10.

10.1.                        Een aandeelhouder die een of meer aandelen wil overdragen, zal zijn aandelen vrijelijk mogen overdragen indien de andere aandeelhouders schriftelijk verklaren dat toepassing van de leden 3 tot en met 7 van dit artikel achterwege kan blijven.

De overdracht moet geschieden binnen drie maanden nadat de andere aandeelhouders zodanige verklaring hebben afgelegd.

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In het geval dat een aandeelhouder krachtens de wet verplicht is tot overdracht van zijn aandelen aan een eerdere houder, vinden de leden 3 tot en met 7 van dit artikel geen toepassing.

10.2.                        In alle andere gevallen dan bedoeld in lid 1 van dit artikel, kan overdracht van aandelen – daaronder niet begrepen overdracht door de vennootschap van door haar verworven aandelen in haar eigen kapitaal – slechts geschieden met inachtneming van de leden 3 tot en met 7 van dit artikel.

10.3.                        Een aandeelhouder die een of meer aandelen wil overdragen, hierna ook te noemen: de aanbieder, moet deze aandelen eerste aanbieden aan de andere aandeelhouders. De vennootschap zelf kan slechts met de instemming van de aanbieder gegadigde ingevolge dit artikel zijn.

10.4.                        De aandeelhouder zal, indien hij dit verlangt, van de gegadigden aan wie moet worden aangeboden, een prijs ontvangen, gelijk aan de waarde van zijn aandeel of aandelen, vastgesteld door een of meer onafhankelijke deskundigen, aan te wijzen door de directie en de aanbieder in onderling overleg.

10.5.                        Indien de directie en de aanbieder omtrent de aanwijzing van de onafhankelijke deskundige/deskundigen geen overeenstemming bereiken, geschiedt die aanwijzing door de Voorzitter van de Kamer van Koophandel en Fabrieken, in welker gebied de vennootschap haar feitelijke vestiging heeft.

10.6.                        De aanbieder is bevoegd zijn aanbod in te trekken, mits dit geschiedt binnen een maand nadat hem bekend is aan welke gegadigden hij al de aandelen waarop het aanbod betrekking heeft, kan verkopen en tegen welke prijs.

10.7.                        Indien vaststaat dat niet al de aandelen waarop het aanbod betrekking heeft tegen contante betaling worden gekocht, zal de aanbieder de aandelen binnen drie maanden na die vaststelling vrijelijk mogen overdragen.

Bestuur

Artikel 11.

11.1.                        De vennootschap heeft een directie bestaande uit één of meer personen. Zowel een natuurlijke persoon als een rechtspersoon kan directeur zijn.

De algemene vergadering stelt het aantal directeuren vast.

11.2                           Directeuren worden benoemd door de algemene vergadering. De algemene vergadering kan hen te allen tijde schorsen en ontslaan.

11.3                           De algemene vergadering stelt de arbeidsvoorwaarden van de directeuren vast.

11.4.                        Ingeval van belet of ontstentenis van een of meer directeuren zijn de overblijvende directeuren of is de enig overblijvende directeur tijdelijk met het bestuur belast.

Ingeval van belet of ontstentenis van alle directeuren of de enige directeur is de persoon die de algemene vergadering daartoe heeft aangewezen casu

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quo zal aanwijzen, tijdelijk met het bestuur belast.

Ingeval van ontstentenis neemt de in de vorige zin bedoelde persoon zo spoedig mogelijk de nodige maatregelen teneinde een definitieve voorziening te doen treffen.

Besluitvorming van de directie.

Artikel 12.

12.1                           De directie kan, met inachtneming van deze statuten, een reglement opstellen, waarin aangelegenheden, haar intern betreffende, worden geregeld. Voorts kunnen de directeuren, al dan niet bij reglement, hun werkzaamheden onderling verdelen.

12.2.                        De directie vergadert zo dikwijls een directeur het verlangt. Zij besluit bij volstrekte meerderheid van de uitgebrachte stemmen.
Bij staking van stemmen beslist de algemene vergadering.

12.3.                        De directie kan ook buiten vergadering besluiten nemen, mits dit schriftelijk, telegrafisch, per telex of per telecopier geschiedt en alle directeuren zich voor het desbetreffende voorstel uitspreken.

12.4.                        De directie dient zich te gedragen naar de aanwijzingen van de algemene vergadering die de algemene lijnen betreffen van het te voeren fmanciële, sociale, economische en het personeelsbeleid.

12.5.                        De directie behoeft de goedkeuring van de algemene vergadering voor duidelijk in een daartoe strekkend besluit van de algemene vergadering omschreven besluiten.

Vertegenwoordiging. Procuratiehouders.

Artikel 13.

13.1.                        De directie alsmede twee directeuren gezamenlijk handelend vertegenwoordigen de vennootschap.

13.2.                        Indien een directeur in privé een overeenkomst met de vennootschap sluit of in privé enigerlei procedure tegen de vennootschap voert, wordt de vennootschap ter zake vertegenwoordigd door een persoon die de algemene vergadering daartoe aanwijst, tenzij de wet op andere wijze in de aanwijzing voorziet. Zodanige persoon kan ook zijn de directeur, te wiens aanzien het strijdig belang bestaat.

Indien een directeur op een andere wijze dan in de eerste zin van dit lid omschreven een belang heeft dat strijdig is met dat van de vennootschap, is hij, evenals iedere andere directeur, met inachtneming van het in het eerste lid bepaalde, bevoegd de vennootschap te vertegenwoordigen.

13.3.                        Ongeacht of er sprake is van een tegenstrijdig belang worden rechtshandelingen van de vennootschap jegens de houder van alle aandelen of jegens een deelgenoot in enige huwelijksgemeenschap of in een gemeenschap van een geregistreerd parmerschap waartoe alle aandelen behoren, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder of door één van de deelgenoten, schriftelijk vastgelegd. Voor de toe

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passing van de vorige zin worden aandelen gehouden door de vennootschap of haar dochtermaatschappijen niet meegeteld. Het in dit lid bepaalde is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren.

13.4                           De directie ken aan een of meer personen, al dan niet in dienst van de vennootschap, procuratie of anderszins doorlopende vertegenwoordigingsbevoegdheid verlenen. Tevens kan de directie aan personen als in de vorige zin bedoelde, alsook aan andere personen, mits in dienst van de vennootschap, zodanige titel toekennen als zij zal verkiezen.

Algemene vergaderingen.

Artikel 14.

14.1.                        De jaarlijkse algemene vergadering wordt binnen zes maanden na afloop van het boekjaar gehouden.

14.2.                        De agenda voor deze vergadering bevat in ieder geval als onderwerpen de vaststelling van de jaarrekeningen, de bepaling van de winstbestemming en de verlening van decharge aan directeuren voor hum bestuur over het afgelopen boekjaar, tenzij de termijn voor het opmaken van de jaarrekening is verlengd.

In die algemene vergadering wordt voorts behandeld hetgeen met inachtneming van de leden 5 en 6 van dit artikel verder op de agenda is geplaatst.

14.3.                        Een algemene vergadering wordt bijeengeroepen zo dikwijls de directie of een aandeelhouder het wenselijk acht.

14.4.                        De algemene vergaderingen worden gehouden in de gemeente waar de vennootschap haar statutaire zetel heeft of te Schiphol (gemeente Haarlemmermeer).

In een elders gehouden algemene vergadering kunnen slechts geldige besluiten worden genomen indien het gehele geplaatste kapitaal is vertegenwoordigd.

14.5.                        Aandeelhouders worden tot de algemene vergadering opgeroepen door de directie, door een directeur of door een aandeelhouder. Bij de oproeping worden de te behandelen onderwerpen steeds vermeld.

14.6.                        De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering. Was die termijn korter of heeft de oproeping niet plaatsge had, dan kunnen geen wettige besluiten worden genomen, tenzij het besluit met algemene stemmen wordt genomen in een vergadering waarin het gehele geplaatste kapitaal is vertegenwoordigd.

Ten aanzien van onderwerpen die niet in de oproepingsbrief of in een aanvullende oproepingsbrief met inachtneming van de voor oproeping gestelde termijn zijn aangekondigd, vindt het bepaalde in de vorige zin overeenkomstige toepassing.

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14.7.                        De algemene vergadering benoemt zelf haar voorzitter. De Voorzitter wijst de secretaris aan.

14.8.                        Van het ter vergadering verhandelde worden notulen gehouden.

Stemrecht van aandeelhouders.

Artikel 15.

15.1.                        Elk aandeel geeft recht op het uitbrengen van een stem. Aan vruchtge bruikers en pandhouders van aandelen kan niet het aan die aandelen verbonden stemrecht worden toegekend.

De directeuren hebben als zodanig in de algemene vergadering een raadgevende stem.

15.2.                        Aandeelhouders kunnen zich ter vergadering door een schriftelijk gevolmachtigde doen vertegenwoordigen.

15.3.                        Besluiten worden genomen bij volstrekte meerderheid van de uitgebrachte stemmen.

15.4.                        Aandeelhouders kunnen alle besluiten die zij in vergadering kunnen nemen, buiten vergadering nemen. De directeuren worden in de gelegenheid gesteld over het voorstel advies uit te brengen, tenzij dit in de gegeven omstandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn, een besluit buiten vergadering is slechts geldig indien alle stemgerechtigde aandeelhouders schriftelijk, telegrafisch, per telex of per telecopier ten gunste van het desbetreffende voorstel stem hebben uitgebracht.

Die aandeelhouders doen van het aldus genomen besluit onverwijld mededeling aan de directie.

Boekjaar. Jaarrekening.

Artikel 16.

16.1.                        Het boekjaar is gelijk aan het kalenderjaar.

16.2.                        Jaarlijks binnen vijf maanden na afloop van elk boekjaar – behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden – maakt de directie een jaarrekening op en legt zij deze voor de aandeelhouders terinzage ten kantore van de vennootschap.

De jaarrekening gaat vergezeld van de verklaring van de accountant, bedoeld in artikel 17, zo de daar bedoelde opdracht is verstrekt, van het jaarverslag, tenzij artikel 2:391 Burgerlijk Wetboek niet voor de vennootschap geldt, en van de in artikel 2:392 lid 1 Burgerlijk Wetboek bedoelde overige gegevens, voor zover het in dat lid bepaalde op de vennootschap van toepassing is.

De jaarrekening wordt ondertekend door alle directeuren; ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgaaf van de reden melding gemaakt.

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Accountant.

Artikel 17.

De vennootschap kan aan een accountant als bedoeld in artikel 2:393 Burgerlijk Wetboek de opdracht verlenen om de door de directie opgemaakte jaarrekening te onderzoeken overeenkomstig het bepaalde in lid 3 van dat artikel, met dien verstande dat de vennootschap daartoe gehouden is indien de wet dat verlangt.

Indien de wet niet verlangt dat de in de vorige zin bedoelde opdracht wordt verleend, kan de vennootschap een opdracht tot onderzoek van de opgemaakte jaarrekening ook aan een andere deskundige verlenen; zodanige deskundige wordt hierna ook aangeduid als: accountant.

Tot het verlenen van de opdracht is de algemene vergadering bevoegd. Gaat deze daartoe niet over, dan is de directie bevoegd.

De aan de accountant verleende opdracht kan te allen tijde worden ingetrokken door de algemene vergadering alsook door de directie indien deze de opdracht heeft verleend.

De accountant brengt omtrent zijn onderzoek verslag uit aan de directie en geeft de uitslag van zijn onderzoek in een verklaring weer.

Winst en verlies.

Artikel 18.

18.1.                        Uitkering van winst ingevolge het in dit artikel bepaalde geschiedt na vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

18.2.                        De winst staat ter vrije beschikking van de algemene vergadering.

18.3.                        De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de vooruitkering vatbare winst slechts uitkeringen doen voor zover haar eigen vermogen groter is dan het bedrag van het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

18.4.                        Ten laste van de door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd voor zover de wet dat toestaat.

18.5.                        Bij de berekening van de verdeling van een voor uitkering op aandelen bestemd bedrag tellen de aandelen die de vennootschap in haar kapitaal houdt niet mee.

Winstuitkering.

Artikel 19.

19.1.                        Dividenden zijn opeisbaar vier weken na vaststelling, tenzij de algemene vergadering daartoe op voorstel van de directie een andere datum bepaalt.

19.2.                        De algemene vergadering kan besluiten dat dividenden geheel of gedeeltelijk in een andere vorm dan in contanten zullen worden uitgekeerd.

19.3.                        Onverminderd het bepaalde in artikel 18 lid 3 kan de algemene vergadering te allen tijde besluiten tot gehele of gedeeltelijke uitkering van reserves.

19.4.                        Onverminderd het bepaalde in artikel 18 lid 3 wordt, indien de algemene vergadering dat bepaalt, een tussentijdse uitkering gedaan.

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Vereffening.

Artikel 20.

20.1.                        Indien de vennootschap wordt ontbonden ingevolge een besluit van de algemene vergadering, worden de directeuren vereffenaars van haar vermogen, indien en voor zover de algemene vergadering niet een of meer andere vereffenaars benoemd.

20.2.                        Nadat de vennootschap heeft opgehouden te bestaan, blijven haar boeken, bescheiden en andere gegevensdragers gedurende zeven jaar berusten onder degene die daartoe door de vereffenaars is aangewezen.

[SEAL]	UITGEGEVEN VOOR DOORLOPENDE TEKST

9

CONTINUOUS TEXT of the articles of association of New Skies Satellites B.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before W.H. Bossenbroek, civil law notary in Amsterdam, on October 1, 2004.

Ministerial declaration of no-objection dated September 24, 2004, number B.V. 615.954

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is: New Skies Satellites B.V.

Its corporate seat is at Amsterdam.

Objects

Article 2.

The objects of the company are:

a.                                       to engage in the planning, development, construction, ownership and operation of a global satellite communications system; to contract for the development, construction and operation of spacecraft, launch vehicles and satellite control centers; to acquire physical facilities, equipment and devices necessary for its operations; to provide services to INTELSAT in accordance with the Ensured Capacity Rights Agreement between INTELSAT and the company and any successive agreements or related agreements; to participate in various segments of the broadcasting, telecommunications, and information services markets; to provide satellite multimedia services; to market or arrange the marketing of all services it provides; to engage in research and development in connection therewith;

b.                                      to incorporate, to participate in any way in, to manage and to supervise, to render advice and services to other companies, to in any other way take interest in companies and enterprises of any nature;

c.                                       to provide regular payments;

d.                                      to finance companies and enterprises;

e.                                       to lend and to borrow moneys, and to revise funds, to issue notes, bonds, debentures and other securities, as well as entering into agreements pertaining thereto;

f.                                         to give guarantees, to bind the company and to encumber assets of the company and to in any way provide security in favour of companies and enterprises with which the company forms a group and in favour of third parties;

g                                         to for own account or for account of third persons acquire, alienate, encumber, exploit, lease, let and to in any other way obtain and give use or benefit of real estate;

h.                                      to trade in currencies, securities and assets in general;

i.                                          to exploit and to trade in patents, trademarks rights, licences, know how and other industrial and intellectual property rights;

j.                                          to perform all kinds of industrial, financial and commercial activities, as well as to do all that is connected therewith or may be conducive thereto, all this in the widest sense.

Share capital and shares.

Article 3.

3.1.                              The authorised share capital of the company amounts to ninety-one thousand euro (EUR 91,000). It is divided into ninety-one thousand (91,000) shares of one euro (EUR 1) each.

3.2.                              The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.                              No share certificates shall be issued.

3.4.                              The company may make loans with a view to a subscription for or acquisition of shares in its share capital up to the amount of its distributable reserves. A resolution by the managing board to make a loan as referred to in the preceding sentence shall be subject to the approval of the general meeting of shareholders, hereinafter to be referred to as: the general meeting.

The company shall maintain a non-distributable reserve equal to the outstanding amount of the loans referred to in this paragraph.

Issue of shares.

Article 4.

4.1.                              Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.                              Shares shall never be issued at a price below par.

4.3.                              Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

4.4.                              Shareholders have no pre-emption rights upon issue of shares or upon a grant of rights to subscribe for shares.

4.5.                              The company is not authorised to cooperate in the issue of depositary receipts for shares.

Payment for shares.

Article 5.

5.1.                              Shares shall only be issued against payment in full.

5.2.                              Payment must be made in cash to the extent that no alternative contribution has been agreed.

5.3.                              Payment in cash may be made in a foreign currency, subject to the company’s consent.

Acquisition and disposal of shares.

Article 6.

6.1.                              Subject to authorisation by the general meeting, the managing board may cause the company to acquire for a consideration such number of fully paid up shares in its own share capital that the aggregate par value of the shares in its share capital to be acquired and already held by the company and its subsidiary companies does not exceed half of the issued share capital and without prejudice to the other relevant provisions of section 2:207 of the Civil Code.

6.2.                              Article 4 paragraph 1 shall equally apply to the disposal by the company of shares acquired in its share capital. A resolution to dispose of such shares shall be deemed to include the approval as referred to in section 2:195 subsection 4 of the Civil Code.

Shareholders register.

Article 7.

7.1.                              The managing board shall maintain a shareholders register in accordance with the relevant statutory requirements.

7.2.                              The managing board shall make the register available at the office of the company for inspection by the shareholders.

Notices of meetings and notifications.

Article 8.

8.1.                              Notices of meetings to shareholders shall be sent by registered or regular letter to the addresses stated in the shareholders register.

8.2.                              Notifications to the managing board shall be sent by registered or regular letter to the office of the company or to the addresses of all managing directors.

Transfer of shares.

Article 9.

Any transfer of shares shall be effected by notarial deed, in accordance with the provisions set out in section 2:196 of the Civil Code.

Restrictions on the transfer of shares.

Article 10.

10.1.                        A shareholder who wishes to transfer one or more shares shall be free to transfer his shares if the other shareholders state in writing that application of sub 3 up to and including 7 of this article is waived.

The transfer must take place within three months after the other shareholders have made such statement.

If a shareholder is to transfer his shares to a former shareholder by virtue of the law, sub 3 to 7 inclusive of this article shall not apply.

10.2.                        In all cases other than referred to in sub 1 of this article, a transfer of shares - not including a transfer by the company of shares it has acquired in its own share capital - may only be effected with due observance of sub 3 up to and including 7 of this article.

10.3.                        A shareholder who wishes to transfer one or more shares, hereinafter also to be referred to as: the offeror, shall first offer such shares to the other shareholders. The company itself may only be a prospective purchaser pursuant to this article with the consent of the offeror.

10.4.                        The shareholder shall, if he so requests, receive from the prospective purchasers to whom an offer is to be made, a price equal to the value of his share I shares determined by one or more independent experts to be designated by mutual agreement between the managing board and the offeror.

10.5.                        Should the managing board and the offeror fail to reach agreement on the designation of the independent expert / experts, such designation shall be made by the President of the Chamber of Commerce and Industry, within the district in which the company has its seat.

10.6.                        The offeror may withdraw his offer, provided he does so within one month after he has been informed to which prospective purchasers he may sell all of the shares to which the offer relates and at what price.

10.7.                        If it is ascertained that not all of the shares to which the offer relates are to be purchased against payment in cash, the offeror shall be free to transfer such shares within three months after such fact has been ascertained.

Management.

Article 11.

11.1.                        The company shall have a managing board consisting of one or more persons. Both natural persons and legal entities may be managing directors. The general meeting shall determine the number of managing directors.

11.2.                        Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

11.3.                        The general meeting shall determine the terms and conditions of employment of the managing directors.

11.4.                        In the event that one or more managing directors is prevented from acting or is failing, the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management. In the event that all managing directors are or the only managing director is prevented from acting or are / is failing, the person designated or to be designated for that purpose by the general meeting shall temporarily be in charge of the management. Failing any managing director the person referred to in the preceding sentence shall as soon as possible take the necessary measures to come to a definitive arrangement.

Resolutions by the managing board.

Article 12.

12.1.                        With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the managing directors may, by rules or otherwise, divide their duties among themselves.

12.2.                        The managing board shall meet whenever a managing director so requires.The managing board shall adopt its resolutions by an absolute majority of votes cast. In a tie vote, the general meeting shall decide.

12.3.                        The managing board may also adopt resolutions without holding a meeting provided such resolutions are adopted in writing, by cable, by telex or by telefax and all managing directors have expressed themselves in favour of the proposal concerned.

12.4.                        The managing board shall adhere to the instructions of the general meeting in respect of the general financial, social, economic and personnel policies to be pursued by the company.

12.5.                        The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require its approval.

Representation, Authorised signatories.

Article l3.

13.1.                        The managing board, as well as two managing directors acting jointly, is/are entitled to represent the company.

13.2.                        If a managing director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, the company is represented in that matter by a person who the general meeting designates for that purpose, unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

If a managing director has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he shall as each of the other managing directors, regarding sub 1 of this article, have the power to represent the company.

13.3.                        Notwithstanding any conflict of interest, all legal acts of the company vis-à-vis a holder of all of the shares, or vis- à -vis a participant in a marital community of which all of the shares form a part, whereby the company is represented by such shareholder or one of the participants, shall be put down in writing. For the application of the foregoing sentence, shares held by the company or its subsidiaries shall not be taken into account. The provisions of this paragraph do not apply to legal acts that, under their agreed terms, form part of the normal course of business of the company.

13.4.                        The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to the persons referred to in the preceding sentence as well as to other persons, but only if they are employed by the company.

General meetings.

Article 14.

14.1.                        The annual general meeting shall be held within six months after the end of the financial year.

14.2.                        The agenda for this meeting shall in any case include the adoption of the annual accounts, the allocation of profits and the discharge of managing directors from liability for their management over the last financial year, unless the period for preparation of the annual accounts has been extended.

At this general meeting any other items which have been put on the agenda in accordance with paragraphs 5 and 6 of this article shall be discussed.

14.3.                        A general meeting shall be convened whenever the managing board or a shareholder considers this appropriate.

14.4.                        General meetings shall be held in the municipality where the company has its corporate seat or in Schiphol (municipality of Haarlemmermeer). Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

14.5.                        Shareholders shall be given notice of the general meeting by the managing board, by a managing director or by a shareholder. The notice shall specify the items to be discussed.

14.6.                        Notice shall be given not later than on the fifteenth day prior to the date of the meeting. If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of the meeting or in a supplementary notice sent with due observance of the notice period.

14.7.                        The general meeting shall appoint its chairman. The chairman shall designate the secretary.

14.8.                        Minutes shall be kept of the business transacted at a meeting.

Voting rights of shareholders.

Article 15.

15.1.                        Each share confers the right to cast one vote.

The voting rights attached to shares may not be conferred on holders of a right of usufruct and holders of a right of pledge on such shares. Managing directors as such have an advisory vote at the general meetings.

15.2.                        Shareholders may be represented at a meeting by a proxy authorised in writing.

15.3.                        Resolutions shall be adopted by an absolute majority of the votes cast.

15.4.                        Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The managing directors are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity. A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those shareholders shall forthwith notify the managing board of the resolution so adopted.

Financial near. Annual accounts.

Article 16.

16.1.                        The financial year shall coincide with the calendar year.

16.2.                        Annually, within five months after the end of each financial year - save where this period is extended by a maximum of six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts and shall make these available at the office of the company for inspection by the shareholders. The annual accounts shall be accompanied by the auditor’s certificate, referred to in article 17, if the instructions referred to in that article have been given, by the annual report, unless section 2:391 of the Civil Code does not apply to the company, and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, Insofar as the provisions of that subsection apply to the company. The annual accounts shall be signed by all managing directors. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

Auditor.

Article 17.

The company may instruct an auditor, as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of section 2:393, provided however that the company must give such instructions if the law so requires. If the law does not require that the instructions mentioned in the preceding sentence be given, the company may also instruct another expert to audit the annual accounts prepared by the managing board; such expert shall hereinafter also be referred to as auditor. The general meeting shall be authorised to give the instructions referred to above. If the general meeting fails to give the instructions, the managing board shall be authorised to do so. The instructions given to the auditor may be revoked at any time by the general meeting or by the managing board if it has given the instructions.

The auditor shall report on his audit to the managing board and shall issue a certificate containing the results of the audit,

Profit and loss.

Article 18.

18.1.                        Distribution of profits pursuant to this article shall take place after the adoption of the annual accounts which show that the distribution is allowed.

18.2.                        The profits shall be at the free disposal of the general meeting.

18.3.                        The company may only make distributions to shareholders and other persons entitled to distributable profits only to the extent that its shareholders’ equity exceeds the sum of its issued share capital and the reserves to be maintained by law.

18.4.                        A loss may be set off against the reserves to be maintained by law only to the extent permitted by law.

18.5.                        When dividing the amount to be distributed among shareholders, sharesheld by the company shall not be taken into account.

Distribution of profits.

Article 19.

19.1.                        Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

19.2.                        The general meeting may resolve that dividends will be distributed in whole or in part in a form other than cash.

19.3.                        Without prejudice to article 18 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves at all times.

19.4.                        Without prejudice to article 18 paragraph 3 interim distributions shall be made if the general meeting so determines.

Liquidation.

Article 20.

20.1.                        If the company is dissolved pursuant to a resolution of the general meeting, the managing directors shall become the liquidators of its property,if and to the extent that the general meeting shall not appoint one or more other liquidators.

20.2.                        After the company has ceased to exist, its books, records and other data carriers shall for a period of seven years remain in the custody of the person designated for that purpose by the liquidators.

ISSUED FOR CONTINUOUS TEXT
(Signed: W.H. Bossenbroek)